Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

November 30, 2012

Universal Hospital Services, Inc.

6625 West 78th Street, Suite 300

Minneapolis, Minnesota 55439-2604

Ladies and Gentlemen:

We have acted as counsel to Universal Hospital Services, Inc. a Delaware corporation (the “Company”), and UHS Surgical Services, Inc., a Delaware corporation (the “Guarantor”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (as amended, the “Registration Statement”), with respect to $425,000,000 aggregate principal amount of 7.625% Second Lien Senior Secured Notes due 2020 (the “Exchange Notes”) of the Company. The Exchange Notes will be offered in exchange for like principal amount of the Company’s outstanding unregistered 7.625% Second Lien Senior Secured Notes due 2020 (the “Original Notes”) pursuant to the Registration Rights Agreement, dated as of August 7, 2012 (the “Registration Rights Agreement”), by and among the Company, the Guarantor, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, PNC Capital Markets LLC and Wells Fargo Securities, LLC. The Registration Rights Agreement was executed in connection with the private placement of the Original Notes. The Original Notes were, and the Exchange Notes will be, issued pursuant to the Indenture (the “Indenture”), dated as of August 7, 2012, among the Company, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes will be unconditionally guaranteed on a senior basis by the Guarantor pursuant to guarantees contained in the Indenture (the “Guarantees”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus, which forms a part of the Registration Statement; (iii) the Indenture; (iv) the Registration Rights Agreement; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Guarantor.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.              The Exchange Notes (assuming due authentication and delivery of the Exchange Notes by the Trustee in accordance with the terms of the Indenture) will be validly issued and will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms.

2.              The Guarantees (assuming due authentication and delivery of the Exchange Notes by the Trustee in accordance with the terms of the Indenture) will be validly issued and will constitute the legal, valid and binding obligations of the Guarantor, enforceable against it in accordance with their terms.

The opinion expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the corporate laws of the State of Delaware and the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP